Exhibit 99.1

Gran Tierra Energy Announces Third Quarter 2009 Results

Record Quarterly Production of 12,945 Barrels of Oil Per Day, Net After Royalty, Attained

CALGARY, Alberta, November 6, 2009, Gran Tierra Energy Inc. (NYSE Amex: GTE, TSX: GTE), a company focused on oil exploration and production in South America, today announced financial and operating results for the quarter ended September 30, 2009.  All dollar amounts are in United States dollars [unless otherwise indicated.

Key highlights of  the quarter ended September 30, 2009 include:

•	Increased production 209% to 12,945 barrels of oil per day (BOPD) net after royalty (NAR) for the quarter ended September 30, 2009, compared with 4,194 BOPD NAR for the same period in 2008;

•
Reached daily production plateau target of 19,000 BOPD gross for the Costayaco field at the end of August, ahead of schedule. In addition, the Costayaco gross field production reached five million cumulative barrels of oil on September 10, 2009 triggering an increase in government royalties for Costayaco;

•
Net loss for the quarter was $2.8 million and includes a foreign exchange loss of $18.9 million, due to a 20.3 million unrealized non-cash foreign exchange loss, offset in part by a realized foreign exchange gain of $1.4 million;

•	Funds flow from operations for the quarter was $53.1 million compared with $17.8 million for the same period in 2008 (see table below);

•	Ecopetrol’s Trans-Andean oil pipeline in Southern Colombia was disrupted between July 10, 2009 and August 10, 2009; consolidated production averaged 4,700 BOPD NAR during this period;

•
Costayaco–9 logging indicates that reservoirs lie completely within the field’s oil column; the well was subsequently tested and put on production at approximately 2,000 BOPD gross from the lower (Caballos) of two reservoirs;

•	Gran Tierra Energy opened an office in Brazil and appointed Julio Cesar Moreira as President of the Brazil business unit;

•	Cash and cash equivalents of $151.6 million at September 30, 2009; and

•	Gran Tierra Energy remains debt free.

“During the third quarter we executed our exploration and development program and grew production to record levels in spite of a period of reduced production due to a disruption in Ecopetrol’s pipeline system. In addition, we achieved our daily production target of 19,000 BOPD gross from the Costayaco field ahead of schedule, and generated strong funds flow from operations in both Colombia and Argentina,” said Dana Coffield, President and Chief Executive Officer of Gran Tierra Energy. “With a strong balance sheet and consistent funds flow from operations, we are positioned to support future growth and fund our ongoing development and exploration program, including an extensive exploration drilling campaign in Colombia and Peru beginning in late 2009 and continuing through 2010. We are expanding our South American operations into Brazil to increase our access to material exploration opportunities and to leverage our operating capabilities in a country in which our senior management already has extensive experience.”

Production Review
	Three Months Ended September 30, 2009			Three Months Ended September 30, 2008
(Barrels of Oil)	Colombia	Argentina	Total	Colombia	Argentina	Total
Gross Production	1,364,021	104,233	1,468,254	415,203	71,242	486,445
Royalties	(227,667)	(11,654)	(239,321)	(72,762)	(8,172)	(80,934)
Inventory Adjustment	(29,089)	(8,890)	(37,979)	(10,059)	(9,586)	(19,645)
Production Net After Royalties (NAR)	1,107,265	83,689	1,190,954	332,382	53,484	385,866
Barrels of Oil Per Day (BOPD) (NAR)	12,035	910	12,945	3,613	581	4,194

	Nine Months Ended September 30, 2009			Nine Months Ended September 30, 2008
(Barrels of Oil)	Colombia	Argentina	Total	Colombia	Argentina	Total
Gross Production	3,555,577	302,842	3,858,419	998,967	183,601	1,182,568
Royalties	(508,689)	(36,105)	(544,794)	(168,222)	(21,655)	(189,877)
Inventory Adjustment	(27,359)	(10,218)	(37,577)	(24,363)	(14,371)	(38,734)
Production Net After Royalties (NAR)	3,019,529	256,519	3,276,048	806,382	147,575	953,957
Barrels of Oil Per Day (BOPD) (NAR)	11,060	940	12,000	2,943	539	3,482

Financial Review
	Three Months Ended September 30,			Nine Months Ended September 30,
	2009	2008	% Change	2009	2008	% Change
(Thousands of U.S. Dollars)
Revenue and Interest	$75,354	$40,339	87	$167,430	$94,302	78
Net income (loss)	$(2,816)	$22,987	(112)	$(16,884)	$36,189	(147)

(US Dollars per Share)
Net Income (Loss) Per Share - Basic	$(0.01)	$0.20	(105)	$(0.07)	$0.34	(121)
Net Income (Loss) Per Share - Diluted	$(0.01)	$0.18	(106)	$(0.07)	$0.30	(123)

Funds flow from operations (1) reconciled to net income (loss) is as follows:

Funds flow From Operations - Non-GAAP Measure	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
(Thousands of U.S. Dollars)
Net income (loss)	$(2,816)	$22,987	$(16,884)	$36,189
Adjustments to reconcile net income (loss) to funds flows from operations
Depletion, depreciation and accretion	35,246	6,757	95,466	15,221
Deferred taxes	(697)	(6,863)	(5,650)	(7,729)
Stock-based compensation	1,198	418	3,483	1,265
Unrealized (gain) loss on financial instruments	(77)	(5,528)	294	242
Unrealized foreign exchange loss	20,273	-	32,982	-
Funds flows from operations	$53,127	$17,771	$109,691	$45,188

(1) Gran Tierra Energy has disclosed a non-GAAP measure “funds flow from operations” in this press release which does not have any standardized meaning prescribed under GAAP. Management uses this financial measure to analyze operating performance and the income (loss) generated by Gran Tierra Energy’s principal business activities prior to the consideration of how non-cash items affect that income, and believes that this financial measure is also useful supplemental information for investors to analyze operating performance and Gran Tierra Energy’s financial results. Investors should be cautioned that this measure should not be construed as an alternative to net income (loss) or other measures of financial performance as determined in accordance with GAAP. Gran Tierra Energy’s method of calculating this measure may differ from other companies and, accordingly, it may not be comparable to similar measures used by other companies. Funds flow from operations, as presented, is based on net income (loss) adjusted for depletion, depreciation and accretion, deferred taxes, stock based compensation, unrealized loss (gain) on financial instruments and unrealized foreign exchange losses.

Third Quarter 2009 Financial Highlights:

Revenue and interest increased by 87% to $75.4 million for the three months ended September 30, 2009 compared with $40.3 million for the same period in 2008. For the nine months ended September 30, 2009 revenue and interest increased by 78% to $167.4 million compared with $94.3 million for the same period the previous year.   Increased revenue this quarter reflects a 209% increase in production, primarily due to increased production from the continued development of the Costayaco field in the Chaza Block in Colombia, and the addition of production from Solana Resources’ interests in Colombia following the acquisition on November 14, 2008.  The impact of higher production was partially offset by the effect of lower oil prices. The average price received per barrel of oil in the third quarter of 2009 decreased 39% to $63.12 per barrel from $103.88 per barrel in the third quarter of 2008 and decreased by 48% to $50.84 per barrel for the nine months ended September 30, 2009 from $98.40 per barrel from the same period in 2008.

Operating expenses increased by 102% to $9.1 million for the quarter ended September 30, 2009 compared with $4.5 million for the same quarter in 2008.  On a per barrel basis, operating expenses for the third quarter of 2009 declined by 35% to $7.64 per barrel compared with $11.70 per barrel for the same period in 2008.  For the nine months ended September 30, 2009, operating expenses increased by 133% to $25.1 million compared with $10.8 million for the same period in 2008.  On a per barrel basis, operating expenses for the nine months ended September 30, 2009 declined by 32% to $7.65 per barrel compared with $11.29 per barrel in the nine months ended September 30, 2008.  Per barrel operating expenses in both periods of 2009 were lower due to higher producing wells and increases in operational efficiency.

Depletion, depreciation and accretion expenses (DD&A) for the quarter ended September 30, 2009 increased to $35.2 million, or $29.59 per barrel, from $6.8 million, or $17.51 per barrel, for the same quarter in 2008 due to higher production levels and amortization of $26.9 million in the quarter related to the fair value of property, plant and equipment recorded on the acquisition of Solana Resources.  DD&A for the nine months ended September 30, 2009 was $95.5 million, or $29.14 per barrel, compared with $15.2 million, or $15.96 per barrel, for the same period in 2008 due to higher production levels and amortization of $72.4 million in the nine-month period related to the fair value of property, plant and equipment recorded on the acquisition of Solana Resources.

General and administrative expenses (G&A) increased by 75% to $7.1 million for the quarter ended September 30, 2009 compared with $4.0 million for the same period in 2008.  However, on a per barrel basis, general and administrative expenses in the third quarter of 2009 decreased by 43% to $5.94 per barrel compared with $10.46 per barrel in the third quarter of 2008.  G&A expenses for the nine months ended September 30, 2009 were $19.2 million, or $5.87 per barrel, compared with $12.8 million, or $13.43 per barrel, for the same period in 2008.  The decrease in G&A expenses on a per barrel basis for the periods ending September 30, 2009 is the result of higher production offsetting the increase in employee related costs from expanded operations in Colombia.

Included in the third quarter 2009 results is an $18.9 million foreign exchange loss due to a $20.3 million non-cash unrealized foreign exchange loss primarily related to translation of the deferred tax liability recorded on the acquisition of Solana Resources, offset in part by a realized foreign exchange gain.  For the nine months ended September 30, 2009, the company recorded a $32.4 million foreign exchange loss due to a $33.0 million non-cash unrealized foreign exchange loss primarily related to the translation of the same deferred tax liability, offset in part by a realized foreign exchange gain.  A strengthening Colombian peso against the U.S. dollar resulted in foreign exchange losses, estimated at $70,000 for each one peso decrease in the exchange rate of the Colombian peso to one U.S. dollar.

The net loss for the third quarter of 2009 was $2.8 million compared with a net income of $23.0 million for the same period in 2008.  On a per share basis, the net loss was ($0.01) per share basic and diluted, compared with a net income of $0.20 per share basic and $0.18 per share diluted in the third quarter of 2008.  For the nine months ended September 30, 2009, the net loss was $16.9 million compared with net income of $36.2 million for the same period in 2008.  The net loss for the nine months ended September 30, 2009 was ($0.07) per share basic and diluted compared to net income of $0.34 per share basic and $0.30 per share diluted for the same period in 2008.

Balance Sheet Highlights:

The company reported cash and equivalents of $151.6 million at September 30, 2009 as compared with $176.8 million at December 31, 2008. Working capital increased to $188.8 million at September 30, 2009, compared with $132.8 million at December 31, 2008. Shareholders’ equity decreased to $781.4 million at September 30, 2009 from $791.9 million at December 31, 2008, and the company had no outstanding long-term debt as of September 30, 2009.

Production Highlights:

Average daily consolidated light and medium crude oil production for the three months ended September 30, 2009 increased 209% to a record 12,945 BOPD NAR compared with 4,194 BOPD NAR for the same period of 2008.

Average daily Colombian production of light and medium crude oil for the three months ended September 30, 2009 increased 233% to a record 12,035 BOPD NAR compared with 3,613 BOPD NAR for the same period in 2008.

Average daily Argentine production of light and medium crude oil for the quarter ended September 30, 2009 increased 56% to 910 BOPD NAR compared with 581 BOPD NAR for the same quarter in 2008.

While production increased on a year-over-year basis, production was negatively impacted by the 32 day disruption of Ecopetrol’s Trans Andean pipeline in Southern Colombia between July 10 and August 10, 2009. During this period, Colombia production averaged approximately 3,800 BOPD NAR.  As a result of this disruption, production was reduced by approximately 1,500 BOPD NAR (or 138,000 barrels of oil) for the third quarter.

Revised 2009 Capital Program

Gran Tierra Energy’s revised capital program for 2009 is $95 million primarily as a result of deferring expenditures into 2010. This capital program includes planned capital expenditures of $87 million for Colombia, $5 million for Argentina and $2 million for Peru.

Colombia Operations Update

Putumayo Basin

Gran Tierra Energy is one of the largest exploration landholders in the Putumayo Basin of Southern Colombia, with production from three contract areas, in addition to five other exploration blocks.   The total Putumayo acreage encompasses 494,758 gross acres, or 384,329 net acres. Gran Tierra Energy is the operator of all of its Putumayo licenses.

Piedemonte Sur Block (100% working interest; 73,898 gross acres)

The Piedemonte Sur Block is located immediately west of the Orito Field, the largest oil field in the Putumayo Basin.  Environmental licensing and rig contracting for an exploration well in 2010 has begun.

Piedemonte Norte Block (100% working interest; 78,742 gross acres)

The Piedemonte Norte Block lies southwest of the Chaza Block where the Costayaco field is located.  A 120 Km 3D seismic program is planned for this block in 2010 which will be followed by the drilling of an exploration well.

Rumiyaco Block (100% working interest; 82,624 gross acres)

The Rumiyaco Block is south of the Piedemonte Sur Block and extends to the Ecuador border.  A 125 Km 3D seismic program and an exploration well are planned for this block in 2010.

Chaza Block (100% working interest; 80,242 gross acres)

In August, Gran Tierra Energy successfully completed the drilling and logging of Costayaco–9, a vertical development well located 1,950 feet southwest of Costayaco-8.  Well logs indicate that the T Sandstone of the Villeta formation lies completely within the field’s oil column and that the Caballos formation encountered an oil-water contact consistent with the established Caballos oil-water contact for the field.  The well has since been tied in to new infrastructure and is currently producing approximately 2,000 BOPD from only the Caballos formation; the T Sandstone will be produced at a later time once the lower reservoir is depleted.

Costayaco-10 was spudded on October 5 and is expected to be completed in late November, 2009 after coring operations in the two main reservoirs are finished.  The well is located 2,100 feet southwest of Costayaco-9.  It is the last development well scheduled in 2009 for the field.

Costayaco field’s production plateau of 19,000 BOPD gross was achieved ahead of schedule in August.  In addition, the Costayaco field reached the five million cumulative barrels of oil production milestone on September 10, 2009 which triggered an additional royalty that is dependent on West Texas Intermediate (WTI) oil price, and is approximately 17.1% at $70.00/bbl WTI. The combined royalty rate at 19,000 BOPD gross production and $70 WTI is approximately 24.8%.

In the fourth quarter of 2009, the Dantayaco-1 exploration well (previously named Rio Mocoa) is scheduled to be drilled to test an independent prospect west of the Costayaco field.  Environmental licensing and rig contracting has been initiated for drilling of a second prospect, Moqueta, in early 2010.

Guayuyaco Block (70% working interest; 52,366 gross acres)

The Guayuyaco Block contains both the Guayuyaco and Juanambu producing oil fields. A development well, Juanambu-2, has been added to the 2009 work program and is scheduled to spud late in the fourth quarter of 2009.

Azar Block (40% working interest; 51,639 gross acres)

The two seismic programs were completed on the Azar Block, a 40 kilometer 2D program and a 50 square kilometer 3D program, and interpretation is underway.

Mecaya Block (15% working interest; 74,128 gross acres)

The exploration well (Mecaya-2) that was planned for the third quarter of 2009 has been deferred to 2010.

Santana Block (35% working interest; 1,119 gross acres)

No exploration activities are planned for the Santana Block during 2009.

Llanos Basin

San Pablo Block (100% working interest; 104,534 gross acres)

The company has begun the process to relinquish the San Pablo Block.

Garibay Block (50% non-operated working interest; 75,936 gross acres)

The 110 square kilometer 3D seismic program to further define the exploration potential of the area has been completed.

Magdalena Basin

Gran Tierra Energy is the operator of three blocks in the Magdalena Basin encompassing 201,293 gross acres, or 58,396 net acres; two in the Middle Magdalena Basin (Rio Magdalena and Talora Blocks) and one in the Lower Magdalena (Magangue Block).

Rio Magdalena Block (40% working interest; 72,312 gross acres)

A 75 square kilometer 3D seismic program has been completed along with the long-term production test of the Popa-2 gas-condensate discovery.

Talora Block (20% working interest; 108,334 gross acres)

Approval has been sought from the National Hydrocarbon Agency of Colombia for Gran Tierra Energy to assign its interest to PetroSouth Energy.  No additional work is budgeted for this block.

Magangue Block (37.8% working interest; 20,647 gross acres)

Production is currently shut in while liquid metering is being installed.  No exploration activities are planned for the Magangue Block during 2009.

Catatumbo Basin

The Catatumbo Basin is an extension of the Maracaibo basin in Venezuela.  Gran Tierra Energy is the operator of one block encompassing 393,150 gross acres, or 294,351 net acres.

Catguas Block Area A (50% working interest, 113,792 acres gross)

No work is scheduled in Catguas Area A in 2009.

Catguas Block Area B (85% working interest, 279,358 acres gross):

The well re-entry and two exploration well commitments scheduled for the second half of 2009 have been deferred until 2010.

Peru Operations Update:

Blocks 122 and 128 (100% working interest and operator)

The expanded environmental impact assessments for Blocks 122 and 128 have been submitted to the Peruvian government for review and approval.  Consultations with communities in the region have concluded.

These assessments are in preparation for a 500 kilometer 2D seismic survey expected to start in the first quarter of 2010 over 16 principal leads amongst the 24 leads identified on the two blocks. Stratigraphic test drilling on up to four prospects is expected to take place in 2010. In addition, a pre-feasibility engineering field development study has been completed.

Argentina Operations Update:

Gran Tierra Energy is the largest exploration landholder in the Noroeste Basin of northern Argentina. The company has a working interest in seven blocks of land, six operated by Gran Tierra Energy, encompassing approximately 1.6 million gross acres, or 1.3 million net acres. The workover program for 2009 has been largely completed. The company has initiated testing of the VM-1001 gas well in the Valle Marado Block.  Production in Argentina is expected to be maintained at approximately 1,000 BOPD NAR for the balance of  2009.

Brazil Operations Update:

In September 2009, Gran Tierra Energy announced the opening of an office in Rio de Janeiro.  The Brazil office will coordinate business development activities targeted at capturing high quality exploration and production opportunities in the onshore and shallow water offshore areas of Brazil.  These opportunities may include new bid round acreage, production enhancement on acreage that may be acquired with pre-existing operations, farm-in opportunities, and M&A transactions.

Conference Call Information:

Gran Tierra Energy Inc. will host its third quarter 2009 results conference call on Friday, November 6th at 10:00 a.m. Eastern Daylight Time (EDT). Prior to the conference call, Gran Tierra Energy will release its financial results at 7:00 a.m. EDT.

President and CEO Dana Coffield, CFO Martin Eden, and COO Shane O’Leary will discuss Gran Tierra Energy’s financial and operating results for the quarter and then take questions from securities analysts and institutional shareholders.

To pre-register for this conference call, please visit:

https://www.theconferencingservice.com/prereg/key.process?key=PQUBDX7UL

Interested parties may access the conference call by dialing 1-888-713-4213 (domestic) or 617-213-4865 (international), pass code 17088675. The call will also be available via web cast at www.grantierra.com, www.streetevents.com, or www.fulldisclosure.com. The web cast will be available on Gran Tierra Energy’s website until the next earnings call.

If you are unable to participate, an audio replay of the call will be available beginning two hours after the call until 11:59 p.m. on November 13, 2009.  To access the replay dial 888-286-8010 (domestic) or 617-801-6888 (international) pass code 73530543.

Please connect at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be required to join the webcast.

About Gran Tierra Energy Inc.

Gran Tierra Energy Inc. is an international oil and gas exploration and production company, headquartered in Calgary, Canada, incorporated in the United States, trading on the NYSE Amex Exchange (GTE) and the Toronto Stock Exchange (GTE), and operating in South America. Gran Tierra Energy holds interests in producing and prospective properties in Argentina, Colombia and Peru, and has opened a business development office in Rio de Janeiro, Brazil. Gran Tierra Energy has a strategy that focuses on establishing a portfolio of producing properties, plus production enhancement and exploration opportunities to provide a base for future growth. Additional information concerning Gran Tierra Energy is available at www.grantierra.com. Investor inquiries may be directed to info@grantierra.com or (866) 973-4873.

Gran Tierra Energy’s Securities and Exchange Commission filings are available on a web site maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at http://www.sedar.com.

Forward Looking Statements:

The statements in this news release regarding Gran Tierra Energy’s belief that the company is positioned to support future growth and fund its ongoing development and exploration program, its planned operations described under the operation updates for each of the countries in which the company operates, together with all other statements regarding expected or planned development, testing, drilling or exploration, or that otherwise reflect expected future results or events, are forward looking statements or financial outlook (collectively, “forward-looking statements”) under the meaning of applicable securities laws, including Canadian Securities Administrators’ National Instrument 51-102 Continuous Disclosure Obligations and the United States Private Securities Litigation Reform Act of 1995. These statements are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements, including, among others: Gran Tierra Energy’s operations are located in South America, and unexpected problems can arise due to guerilla activity, technical difficulties and operational difficulties which impact its testing and drilling operations and the production, transport or sale of its products; geographic, political and weather conditions can impact testing and drilling operations and the production, transport or sale of its products; and the risk that the current global economic and credit crisis may impact oil prices and oil consumption more than Gran Tierra Energy currently predicts, which could cause Gran Tierra Energy to modify its exploration activities. Further information on potential factors that could affect Gran Tierra Energy are included in risks detailed from time to time in Gran Tierra Energy's Securities and Exchange Commission filings, including, without limitation, under the caption “Risk Factors” in Gran Tierra Energy's Quarterly Report on Form 10-Q filed November 5, 2009. These filings are available on a Web site maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at www.sedar.com.  The forward-looking statements contained herein are expressly qualified in their entirety by this cautionary statement. The forward-looking statements included in this press release are made as of the date of this press release and Gran Tierra Energy disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable securities legislation.

Contact Information

For media and investor inquiries please contact Dave Feick, Equicom Group, 866-973-4873, 403-218-2839, info@grantierra.com.

Basis of Presentation of Financial Results:

Gran Tierra Energy’s financial results are reported in United States dollars and prepared in accordance with generally accepted accounting principles in the United States.

Gran Tierra Energy Inc.
Condensed Consolidated Statements of Operations and Retained Earnings (Accumulated Deficit) (Unaudited)
(Thousands of U.S. Dollars, Except Share and Per Share Amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

REVENUE AND OTHER INCOME
Oil and natural gas sales	$75,171	$40,082	$166,606	$93,873
Interest	183	257	824	429
	75,354	40,339	167,430	94,302
EXPENSES
Operating	9,099	4,513	25,063	10,766
Depletion, depreciation and accretion	35,246	6,757	95,466	15,221
General and administrative	7,076	4,036	19,226	12,810
Derivative financial instruments (gain) loss	(77)	(4,475)	207	2,987
Foreign exchange (gain) loss	18,867	(1,351)	32,353	(1,734)
	70,211	9,480	172,315	40,050

INCOME (LOSS) BEFORE INCOME TAXES	5,143	30,859	(4,885)	54,252
Income tax expense	(7,959)	(7,872)	(11,999)	(18,063)
NET INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)	(2,816)	22,987	(16,884)	36,189
RETAINED EARNINGS (ACCUMULATED DEFICIT), BEGINNING OF PERIOD	(7,084)	(3,309)	6,984	(16,511)
RETAINED EARNINGS (ACCUMULATED DEFICIT), END OF PERIOD	$(9,900)	$19,678	$(9,900)	$19,678

NET INCOME (LOSS) PER SHARE — BASIC	$(0.01)	$0.20	$(0.07)	$0.34
NET INCOME (LOSS) PER SHARE — DILUTED	$(0.01)	$0.18	$(0.07)	$0.30
WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC	242,232,717	114,324,583	240,585,878	105,509,871
WEIGHTED AVERAGE SHARES OUTSTANDING - DILUTED	242,232,717	128,303,724	240,585,878	119,733,940

Gran Tierra Energy Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Thousands of U.S. Dollars)

	September 30,	December 31,
	2009	2008

ASSETS
Current Assets
Cash and cash equivalents	$151,599	$176,754
Restricted cash	1,892	-
Accounts receivable	77,657	7,905
Inventory	3,375	999
Taxes receivable	1,046	5,789
Prepaids	1,001	1,103
Derivative financial instruments	-	233
Deferred tax assets	1,299	2,262

Total Current Assets	237,869	195,045

Oil and Gas Properties (using the full cost method of accounting)
Proved	362,256	380,855
Unproved	362,825	384,195

Total Oil and Gas Properties	725,081	765,050

Other capital assets	2,852	2,502

Total Property, Plant and Equipment	727,933	767,552

Other Long Term Assets
Deferred tax assets	3,940	10,131
Other long-term assets	1,067	1,315
Goodwill	98,210	98,582

Total Other Long Term Assets	103,217	110,028

Total Assets	$1,069,019	$1,072,625

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$13,881	$21,134
Accrued liabilities	23,733	12,841
Derivative financial instruments	61	-
Taxes payable	11,124	28,163
Deferred tax liability	-	100
Asset retirement obligation	290	-

Total Current Liabilities	49,089	62,238

Deferred tax liability	233,207	213,093
Deferred remittance tax	1,281	1,117
Asset retirement obligation	4,001	4,251

Total Long Term Liabilities	238,489	218,461

Commitments and Contingencies
Shareholders’ Equity
Common shares	608	226
(214,865,802 and 190,248,384 common shares and 27,447,637 and 48,238,269 exchangeable shares, par value $0.001 per share, issued and outstanding as at September 30, 2009 and December 31, 2008, respectively)

Additional paid in capital	762,190	753,236
Warrants	28,543	31,480
Retained earnings (accumulated deficit)	(9,900)	6,984

Total Shareholders’ Equity	781,441	791,926

Total Liabilities and Shareholders’ Equity	$1,069,019	$1,072,625

Gran Tierra Energy Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Thousands of U.S. Dollars)

	Nine Months Ended September 30,
	2009	2008

Operating Activities
Net income (loss)	$(16,884)	$36,189
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depletion, depreciation and accretion	95,466	15,221
Deferred taxes	(5,650)	(7,729)
Stock based compensation	3,483	1,265
Unrealized loss on financial instruments	294	242
Unrealized foreign exchange loss	32,982	-
Settlement of asset retirement obligations	(52)	-
Net changes in non-cash working capital
Accounts receivable	(68,633)	(26,584)
Inventory	(286)	217
Prepaids	102	(48)
Accounts payable and accrued liabilities	6,501	6,967
Taxes receivable and payable	(12,296)	18,705

Net cash provided by operating activities	35,027	44,445

Investing Activities
Restricted cash	(1,892)	-
Oil and gas property and other capital asset expenditures	(65,595)	(26,587)
Proceeds from disposition of oil and gas property	4,800	-
Long term assets and liabilities	248	(30)

Net cash used in investing activities	(62,439)	(26,617)

Financing Activities
Proceeds from issuance of common stock	2,257	21,743

Net cash provided by financing activities	2,257	21,743

Net (decrease) increase in cash and cash equivalents	(25,155)	39,571
Cash and cash equivalents, beginning of period	176,754	18,189

Cash and cash equivalents, end of period	$151,599	$57,760

Cash	$66,980	$22,165
Term deposits	84,619	35,595
Cash and cash equivalents, end of period	$151,599	$57,760

Supplemental cash flow disclosures:
Cash paid for taxes	$27,896	$9,701
Non-cash investing activities:
Non-cash working capital related to capital additions	$8,233	$13,574